EXHIBIT 99.1

Independent Auditors' Report on Internal Accounting Controls

The Board of Directors and Shareholders
Stagecoach Funds, Inc.

In planning and performing our audit of the financial statements of the Arizona Tax-Free Fund, California Tax-Free Income Fund, Corporate Bond Fund, National Tax-Free Fund, Oregon Tax-Free Fund, and Short-Intermediate U.S. Government Income Fund for the three months ended June 30, 1998 and the California Tax-Free Bond Fund, Short-Term Government Corporate Income Fund, Short-Term Municipal Income Fund, U.S. Government Income Fund, and Variable Rate Government Fund for the six months ended June 30, 1998 (eleven of the funds comprising Stagecoach Funds , Inc.),we considered internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Stagecoach Funds, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accounts. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operations, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 1998.

This report is intended solely for the information and use of management, the Board of Directors of Stagecoach Fund, Inc., and the Securities and Exchange Commission.


                                                           KPMG Peat Marwick LLP
August 5, 1998